Lucas Energy, Inc. 8-K

Exhibit 4.1

LUCAS ENERGY, INC.

CODE OF BUSINESS AND ETHICAL CONDUCT

I. OVERVIEW

This Code of Business and Ethical Conduct (the “Code”) of Lucas Energy, Inc. (referred to herein as “Lucas” or the “Company”) sets forth the guiding principles by which we operate the Company and conduct our daily business with our stockholders, customers, and with each other. These principles apply to all of the members of the Company’s Board of Directors (the “Board”), all of the Company’s subsidiaries and affiliates, as well as its officers and employees. The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

This Code complies with requirements for a “code of ethics” under Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated by the major United States Stock Exchanges.

Please sign the acknowledgement form at the end of the Code and return the form to the CEO or CAO (each, a “Company Officer,” and together, the “Company Officers”), indicating that you have received, read, understand and agree to comply with the Code. The signed acknowledgement form will be located in your personnel file.

II. PRINCIPLES

A.

Compliance and Reporting

Employees and members of the Board should strive to identify and raise potential issues before they lead to problems, and should ask about the application of this Code whenever in doubt. Any employee or member of the Board who becomes aware of any existing or potential violation of this Code should promptly notify a Company Officer or contact the Chairman of the Nominating & Corporate Governance Committee (the “Outside Director”).

The Company will take such disciplinary or preventive action as it deems appropriate to address any existing or potential violation of this Code brought to its attention.

Any questions relating to how these policies should be interpreted or applied should be addressed to a Company Officer or contact the Outside Director.

B.

Personal Conflicts of Interest

A “personal conflict of interest” occurs when an individual’s private interest improperly interferes with the interests of the Company. Personal conflicts of interest are prohibited as a matter of policy, unless they have been approved by the Company. Approval must be obtained in writing and signed by the a Company Officer or the Outside Director. In particular, an employee or member of the Board must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person, including loans or guarantees of obligations, from any person or entity.

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Specific situations that could be considered conflicts of interest include:

●	Accepting valuable gifts and services from vendors;
●	Employment by, or serving as an officer or on the board of directors of, a vendor or competitor or a company that does business with the Company and you could personally affect that business;
●	Holding a financial interest in a vendor or competitor or a company that does business with the Company and you could personally affect that business;
●	Conducting Company business with a relative (for example, hiring a relative or using a vendor owned by a relative or a vendor that employs a relative);
●	Receiving personal discounts or other benefits from vendors not available to the general public or other Company employees;
●	Borrowing money from the Company or a vendor;
●	Other employment, in addition to your employment with the Company, or service as an officer or on a board of directors, that might interfere with your ability to properly perform your job duties with the Company;
●	Family or intimate relationships between employees in the same department.

Service to the Company should never be subordinated to personal gain and advantage. Conflicts of interest should, to the extent possible, be avoided.

Any employee or member of the Board who is aware of a material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should discuss the matter promptly with a Company Officer, or send questions by e-mail to the Outside Director.

C.

Corporate Opportunities

Employees and members of the Board owe a duty to the Company to advance its legitimate business interests when the opportunity to do so arises. Employees and members of the Board are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company already has been offered the opportunity and turned it down. More generally, employees and members of the Board are prohibited from using corporate property, information or position for personal gain or competing with the Company.

Sometimes the line between personal and Company benefits is difficult to draw. The only prudent course of conduct for our employees and members of the Board is to make sure that any use of the Company’s property or services, or the acceptance of any opportunity, that is not solely for the benefit of the Company, is approved beforehand through a Company Officer, or referred to the Outside Director.

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D.

Confidentiality

In carrying out the Company’s business, employees and members of the Board often learn confidential or proprietary information about the Company, its clients/customers, prospective clients/customers or other third parties. Employees and members of the Board must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including its businesses, financial performance, results or prospects, product specifications or trade secrets and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed.

E.

Public Disclosure

General

It is the Company’s policy that the information in its public communications, including Securities and Exchange Commission filings, be full, fair, accurate, timely, understandable and in the best interest of the Company and its shareholders. All employees and members of the Board who are involved in the Company’s disclosure process are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including the Company’s independent auditors. In addition, any employee or member of the Board who has a supervisory role in the Company’s disclosure process has an obligation to discharge his or her responsibilities diligently. Please note that management will determine the types of information that must be disclosed and the timing of such disclosures.

Financial Reporting

The integrity of the Company’s financial records and reports is essential; stockholders, potential investors, regulatory agencies, lending institutions and others depend on the accuracy of such information. It is the Company’s policy to fully, accurately, timely and fairly report all financial transactions in the accounting records of the Company and in the Company’s published financial reports. Further, the financial statements must fairly present the financial position and results of operations of the Company, in all material respects, in accordance with Generally Accepted Accounting Principles.

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The Company strictly prohibits you from engaging in any actions, omissions or practices, whether intentional or reckless, that would result in rendering the Company’s financial statements materially inaccurate or misleading. In addition, the Company further prohibits you from engaging in any actions, omissions or practices, whether intentional or reckless, that circumvent the Company’s established internal and/or disclosure controls. Every individual involved in creating, transmitting or entering information into the Company’s financial and operational records is responsible for doing so fully, accurately, and with appropriate supporting documentation. You may not make any entry that intentionally hides or disguises the true nature of any transaction. For example, you may not understate or overstate known liabilities and assets, defer or accelerate the proper period for recording items that should be expensed, or falsify quality or safety results.

Knowingly entering inaccurate or fraudulent information, or failing to enter material information, into the Company’s accounting system is unacceptable and may be illegal. If you know that an entry or process is false, you are expected to inform your supervisor or department head, or, if necessary, a Company Officer or the Chairman of the Audit Committee (the “Audit Chair”). In addition, it is your responsibility to give your full cooperation to the Company’s authorized internal and independent auditors.

F.

Compliance with Laws, Rules and Regulations

It is the Company’s policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee and member of the Board to adhere to the standards and restrictions imposed by those laws, rules and regulations. When conducting Lucas business domestically in the United States, you are required to comply with policies of Lucas and all local, state and national laws. When conducting business internationally, you must comply with the U.S. Foreign Corrupt Practices Act (the “FCPA”), as well as the laws of all countries in which Lucas does business. You may not use bribes, payments or other inappropriate promises or actions to conduct Lucas business.

G.

Insider Trading

Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. To avoid even the appearance of impropriety, all employees and members of the Board are required to clear all trades in the Company’s stock through a Company Officer, with a copy to the Outside Director. If you have any questions, please ask a Company Officer or the Outside Director.

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H.

Fair Dealing

We do not seek competitive advantages through illegal or unethical business practices. Each employee and members of the Board should endeavor to deal fairly with the Company’s clients, service providers, suppliers, competitors and employees. No employee or member of the Board should take unfair advantage of anyone through manipulation, concealment, abuse of privileged or proprietary information, misrepresentation of material facts, or any unfair dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. Gifts or entertainment should not ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please seek advice from a Company Officer or the Outside Director regarding any gifts or proposed gifts which you are not certain are appropriate.

I.

Payments to Government Personnel; Political Contributions

The FCPA prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations restricting the giving of business gratuities to U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

The Company does not contribute, directly or indirectly, to any political campaign or party. Employees may not use Company expense accounts to pay for any personal political contributions or seek any other form of Company reimbursement. In addition, employees should not use Company facilities or Company assets for the benefit of any party or candidate, including an employee individually running for office.

J.

Equal Employment Opportunity and Harassment

Our focus in personnel decisions is on merit and contribution to the Company’s success. Concern for the personal dignity and individual worth of every person is an indispensable element in the standard of conduct that we have set for ourselves. The Company affords equal employment opportunity to all qualified persons without regard to any impermissible criterion or circumstance. This means equal opportunity in regard to each individual’s terms and conditions of employment and in regard to any other matter that affects in any way the working environment of the employee. We do not tolerate or condone any type of discrimination prohibited by law, including harassment.

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K.

Protection and Proper Use of the Company’s Assets

All employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties. Please see the Company’s policies on information technology usage and confidentiality in the Company’s employee handbook for further guidance.

L.

Health and Safety

The Company strives to provide each employee with a safe and healthy work environment. Each employee has a responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

The Company will not tolerate violence and threatening behavior. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The Company will not tolerate the use of illegal drugs in the workplace or on the Company’s property. Please see the Company’s employee handbook for further guidance.

M.

Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

Business expense accounts used by employees must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, please refer to the rules and guidelines in the Company’s travel and entertainment policy in the Company’s employee handbook. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation and approved in writing by the CEO.

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Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that could be misunderstood. This applies equally to e-mail, internal memos, and formal reports. (ALWAYS ASSUME YOUR E-MAIL, MEMO, ETC. WILL BE PRINTED IN THE WSJ...WILL IT PASS “THE NEWSPAPER TEST"?) Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, threatened or known, please consult with the a Company Officer or the Audit Chair.

III. REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

A.

Reporting Illegal or Unethical Behavior

Employees, officers and members of the Board who suspect or know of violations of this Code or illegal or unethical business or workplace conduct by employees, officers or members of the Board have an obligation to contact their supervisor or superiors, a Company Officer or the Audit Chair. If the individuals to whom such information is conveyed are not responsive, or if there is reason to believe that reporting to such individuals is inappropriate in particular cases, then the employee, officer or member of the Board may contact a Company Officer or the Audit Chair. Such communications will be kept confidential to the extent feasible. If concerns or complaints require confidentiality, then this confidentiality will be protected to the extent feasible, subject to applicable law. In addition, if you would prefer to remain anonymous with respect to your report of any suspected violation, you may report the suspected violation by calling AnswerNet Network at 800-277-5232.

 B.

Accounting Complaints

Our policy is to comply with all applicable financial reporting and accounting regulations. If any member of the Board, officer or employee of the Company has unresolved concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Board (the “Audit Committee”). Subject to its legal duties, the Audit Committee and the Board will treat such submissions confidentially. Such submissions may be directed to the attention of a Company Officer or to the Audit Chair. A Company Officer or the Audit Chair will forward all complaints to the Audit Committee.

C.

Non Retaliation

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. The Company will not retaliate in any manner against an employee who reports in good faith violations or suspected violations of this Code or other known or suspected illegal or unethical conduct. Employees are expected to cooperate in internal investigations of misconduct.

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IV. PROVISIONS APPLICABLE TO PRINCIPAL EXECUTIVE OFFICER, PRINCIPAL FINANCIAL OFFICER, PRINCIPAL ACCOUNTING OFFICER OR CONTROLLER, OR PERSONS PERFORMING SIMILAR FUNCTIONS (“SENIOR OFFICERS”)

All Senior Officers of the Company will:

A.

Act with honesty and integrity and handle actual or apparent conflicts of interest in personal and professional relationships in accordance with the Code.

B.

Produce full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.

C.

Comply with applicable rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

D.

Promptly report known or suspected violations of the Code in accordance with the Code.

E.

Be accountable for adhering to the Code.

V. AMENDMENT, MODIFICATION AND WAIVER

The Code may be amended or modified only by the Board. Waivers of the Code applicable to members of the Board or executive officers may only be granted on the recommendation of the Board or a committee of the Board with specific delegated authority. Waivers with respect to any other employee, agent or contractor must be approved in writing by a Company Officer or the Outside Director.

[Acknowledgement Page Follows]

Code of Business and Ethical Conduct - 2016

ACKNOWLEDGEMENT OF RECEIPT OF CODE OF BUSINESS AND ETHICAL CONDUCT

I have received and read Lucas Energy, Inc. Code of Business and Ethical Conduct. I understand the standards and policies contained in the Code and understand that there may be additional policies or laws specific to my job. I further agree to comply with the Code.

If I have questions concerning the meaning or application of the Code, any Company policies, or the legal and regulatory requirements application to my job, I know I can consult my manager, any of the Company Officers or the Outside Director knowing that my questions or reports to these sources will be maintained in confidence.

Name:

Signature:

Date:

Code of Business and Ethical Conduct - 2016